Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement of Cresco Labs Inc. on Form S-8 of our report dated March 15, 2024, with respect to our audits of the consolidated financial statements of Cresco Labs Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 40F of Cresco Labs Inc. for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission on March 18, 2024. Our report on the consolidated financial statements refers to a change in the method of accounting for lease liabilities effective October 1, 2023.
/s/ Marcum LLP
Marcum LLP
Chicago, IL
August 9, 2024